Exhibit 10.1
June 8, 2026     Confidential and Proprietary

Rick Dunn (you)
Chief Financial Officer
Satellogic Inc.
Email: Rick.Dunn@satellogic.com

Re:     Employment agreement effective as of January 13, 2019 (the “Agreement”), by and between Rick Dunn (“you”) and Satellogic USA Inc. (the “Company”)

Dear Rick,

This letter agreement memorializes the mutual agreement between you and the Company regarding your resignation from the role of Chief Financial Officer and your continued service as Chief Financial Officer during the Transition Period (as defined below) on the terms set forth herein. You and the Company have agreed to the following:

1. Transition of CFO Role. Effective upon the mutual execution of this letter agreement, you agree to step down as Chief Financial Officer of Satellogic Inc. and each of its affiliates and subsidiaries pursuant to the Transition Period detailed in Section 2 below. You agree to cooperate fully with the Company to effectuate an orderly transition of the CFO role, including executing any documents and taking any actions reasonably requested by the Company in connection therewith. You further agree that your obligation to cooperate with the Company shall continue following the end of the Transition Period for a period of twelve (12) months, and you shall make yourself reasonably available to respond to inquiries and provide information relating to matters within your knowledge arising from your employment with the Company.

2.    Continued Service as CFO; Transition Period. You agree to continue to serve as Chief Financial Officer of the Company and to fulfill all roles and responsibilities associated with that position during the “Transition Period”. The Transition Period shall commence on the date of this letter agreement and shall continue for an initial period of forty-five (45) days. After this initial period the Transition Period will terminate on the earliest to occur of the following: (a) the date on which a successor Chief Financial Officer commences employment with the Company; (b) thirty (30) days prior written notice provided by you to the Company, or (c) December 31, 2026.

3.    Severance. Upon the expiration or earlier termination of the Transition Period, the Company shall pay you severance benefits consistent with the terms set forth in Section 3 of the CFO letter agreement between you and the Company dated May 11, 2023 (as executed, the “CFO Letter Agreement”), which provides for the following:

a.Severance and COBRA. Subject to Section 3(c), the Company will pay you six (6) months of salary and cover COBRA expenses for you and your family for a period of six (6) months following the end of the Transition Period. At the Company’s election, payment may be made in a lump sum within thirty (30) days following the Release Effective Date (as defined below) or in in regular payroll installments over the six (6) months following the Release Effective Date.

b.     Acceleration of Vesting. Subject to Section 3(c), the vesting of all outstanding RSU awards held by you as of the end of the Transition Period shall accelerate and vest in full, with settlement occurring in accordance with the terms of the applicable equity plan and award agreements. For the avoidance of doubt, you shall be responsible for all applicable tax withholding obligations in connection with such accelerated vesting.

Exhibit 10.1
c.     Release. Notwithstanding anything to the contrary in this letter agreement, payment of any severance benefits and the acceleration of any equity awards under this Section 3 shall be conditioned upon (i) your execution and delivery to the Company, within twenty-one (21) days following the end of the Transition Period (or forty-five (45) days if required by applicable law), of a general release of claims in favor of the Company and its affiliates, officers, directors, and employees in a form to be provided by the Company, and (ii) your non-revocation of such release during any applicable revocation period (the date on which the release becomes effective and irrevocable, the “Release Effective Date”). Failure to timely execute and deliver the release, or revocation thereof, shall result in forfeiture of all severance benefits under this Section 3.

4.    Compensation During Transition Period. During the Transition Period, you will continue to receive your base salary at the rate in effect as of the date of this letter agreement, payable in accordance with the Company’s standard payroll practices. You shall remain eligible to participate in the Company’s employee benefit plans in accordance with their terms as in effect from time to time, provided that you continue to meet the applicable eligibility requirements. For the avoidance of doubt, you shall not be entitled to any bonus or incentive compensation with respect to the Transition Period or any portion thereof.

5. Effect on Existing Agreements. Except as expressly modified by this letter agreement, the Agreement and the CFO Letter Agreement remain in full force and effect, including without limitation any provisions relating to confidentiality, non-competition, non-solicitation, intellectual property assignment, and indemnification. In the event of any conflict between this letter agreement and the Agreement or the CFO Letter Agreement, this letter agreement shall govern. For the avoidance of doubt, the restrictive covenants set forth in the Agreement shall survive the termination of your employment and the end of the Transition Period in accordance with their terms.

Please indicate your agreement to the terms of this letter agreement by arranging for countersignature in the space provided below and delivering an electronic copy to gc@satellogic.com.

If you have any questions regarding this letter agreement, please feel free to contact me.

Regards,

/s/ Emiliano Kargieman

Emiliano Kargieman
Chief Executive Officer
Satellogic Inc.

ACCEPTED AND AGREED TO

By:	/s/ Rick Dunn

Rick Dunn

: